Exhibit (14)(a)

KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form N-14 of our report dated February 19, 2026, with respect to the consolidated financial statements of Barings Private Credit Corporation, incorporated herein by reference, and to the use of our report dated April 29, 2026, with respect to the senior securities table, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
April 29, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.